                                                                 EXHIBIT 4(d)(2)


                    _____________________________________

                             FORBEARANCE AGREEMENT
                    _____________________________________




                         BACK BAY CAPITAL FUNDING, LLC
                                  The "Lender"




                             TEXFI INDUSTRIES, INC.
                                 The "Borrower"




                            AS OF DECEMBER 28, 1999

     THIS FORBEARANCE AGREEMENT (hereinafter, this "Agreement") made this 28th day of December, 1999 by and between:

BACK BAY CAPITAL FUNDING, LLC f/k/a Back Bay Capital, LLC (hereinafter, the "Lender"), a Delaware limited liability company with its principal offices located at 40 Broad Street, Boston, Massachusetts; and

TEXFI INDUSTRIES, INC. (hereinafter, the "Borrower"), a Delaware corporation with its principal office located at 1430 Broadway, New York, New York.

Background
----------

Reference is made to a certain loan arrangement (hereinafter, the "Loan Arrangement") maintained by and between the Lender and the Borrower evidenced by, among other things, the following documents, instruments, and agreements (hereinafter collectively, the "Loan Documents"). (Capitalized terms used in this Agreement and not otherwise defined shall have the meanings as defined in the Loan Documents):

     1. Term Loan and Security Agreement (hereinafter, the "Loan Agreement") dated August 28, 1998, as modified by a certain Forbearance Agreement dated February 28, 1999, as amended and extended as of May 28, 1999, September 28, 1999, and October 8, 1999;

     2. Term Note (hereinafter, the "Term Note") dated August 28, 1998 made by the Borrower payable to the Lender;

The Borrower has defaulted under the Loan Agreement and the Term Note and the Lender has, among other things, (i) notified the Borrower of the occurrence of an Event of Default, (ii) accelerated all Liabilities and declared them to be immediately due and payable in full, and (iii) commenced suit against the Borrower in the Commonwealth of Massachusetts, Suffolk County Superior Court, Civil Action No. 99-6050-F (hereinafter, the "Civil Action"). The Borrower has requested that the Lender forbear from exercising its rights and remedies upon default. The Lender has agreed to so forbear, but only upon the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Lender and the Borrower, as follows:

                        Acknowledgment of Indebtedness
                        ------------------------------

     1. The Borrower hereby acknowledges and agrees that it is currently unconditionally liable to the Lender for the following amounts (hereinafter all amounts due as set forth in this Paragraph 1 shall be referred to collectively as the "Obligations")/1/:


                    1.  Term Note:       Principal             $12,285,544.26



                                    Current Pay Interest       $    41,527.78
                                    [Exclusive of interest to be paid pursuant to Paragraph 4(a), below]

                    2.  PIK Interest                           $    47,983.67



                    3.  Collateral Monitoring Fee              $    38,500.00



                    4.  Appraisal Fees                         $    32,580.11



                    e.  Legal Fees and Expenses [Estimate]     $    65,000.00

                    f. All Current Pay Interest and PIK Interest hereafter accruing under the Term Note, and all costs, expenses, and costs of collection (including attorneys' fees) hereafter incurred by the Lender in connection with the Loan Arrangement.

                               Waiver of Claims
                               ----------------

     2. The Borrower, for itself and on behalf of its officers, directors, employees, attorneys, representatives, administrators, successors, and assigns hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Lender or its officers, directors, employees, attorneys, representatives, parent, affiliates, successors, and assigns with respect to the Obligations, or otherwise, and that if the Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Lender or its officers, directors, employees, attorneys, representatives, parent, affiliates, successors, and assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and


_________________________

/1/ The following amounts are calculated as of December 10, 1999 through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Borrower hereby RELEASES the Lender and its officers, directors, employees, attorneys, representatives, parent, affiliates, successors, and assigns from any liability therefor.

               Ratification of Loan Documents; Further Assurances
               --------------------------------------------------

     3.   The Borrower:

          a. Hereby ratifies and confirms all and singular the terms and conditions of the Loan Documents. The Borrower further acknowledges and agrees that, except as specifically modified in this Agreement, all terms and conditions of the Loan Documents shall remain in full force and effect; and

          b. Shall, from and after the execution of this Agreement, execute and deliver to the Lender whatever additional documents, instruments, and agreements that the Lender reasonably may require in order to vest or perfect the Loan Documents and the collateral granted therein more securely in the Lender and to otherwise give effect to the terms and conditions of this Agreement.

                             Conditions Precedent
                             --------------------

     4. In order to induce the Lender to enter into this Agreement, and as precondition to the Lender's forbearance:

          a. The Borrower shall, upon the execution of this Agreement, pay to the Lender all accrued and unpaid Current Pay Interest through and including November 30, 1999 in the amount of $253,319.44.

          b. The Borrower hereby ratifies the prior payment to the Lender of the unpaid balance of the Anniversary Fee through an increase to the outstanding principal balance of the Term Note.

          c. The Borrower shall have entered into, prior to or simultaneously with the execution of this Agreement, a forbearance agreement (the "Tranche A Forbearance Agreement") on terms and conditions satisfactory to the Lender, in the Lender's sole and exclusive discretion, with BankBoston, N. A., in its capacity as agent (in such capacity, together with its successors in such capacity, the "Agent") on behalf of certain Lenders (the "Tranche A Lenders"), and the Tranche A Lenders with respect to the Loan and Security Agreement (the "Tranche A Loan Agreement") dated as of August 28, 1998 entered into by and between the Borrower, the Agent, and the Tranche A Lenders.

          d. The Lender shall have entered into, prior to or simultaneously with the execution of this Agreement, a letter agreement with the Agent confirming the terms and conditions, when applicable, under which the Intercreditor Agreement dated August 28, 1998 between the Agent and the Lender will be amended to address the Working Capital Infusions, as described in Paragraph 6(d) below.

                           Submission of Projections
                           -------------------------

     5. The Borrower has submitted to the Lender financial projections (hereinafter, "Projections") dated December 3, 1999 of the Borrower's cash availability for the period from November, 1999 through May, 2000, a copy of which is annexed hereto marked Exhibit "A".

          a. The Borrower hereby warrants and represents to the Lender that the Projections contain the Borrower's best, good faith determination of its projected cash availability for the period represented in the Projections; and

          b. The Borrower shall use its reasonable best efforts to (i) meet the financial performance benchmarks contained in the Projections or on which the Projections are based, and (ii) operate its business in accordance with the Projections and the assumptions on which they are based, including without limitation, payment of all past due, current, and future real estate taxes and other liens and assessments with respect to the Borrower's real and personal property.

                           Working Capital Infusions
                           -------------------------

     6. The Borrower has advised the Lender that the Projections include, among other things, cash availability based in part on the Borrower's receipt of additional subordinated debt or equity infusions during the period from January 15, 2000 through the Termination Date (as defined in Paragraph 8(c), below).

          a. The Borrower shall receive, on or about the 15th day of January, 2000, but in no event later than January 20, 2000, additional subordinated debt or an equity infusion in the amount of $500,000.00;

          b. The Borrower shall receive, on or about the 15th day of February, 2000, but in no event later than February 21, 2000, additional subordinated debt or an equity infusion in the amount of $500,000.00;

          c. The Borrower shall receive, on or about the 15th day of March, 2000, but in no event later than March 20, 2000, additional subordinated debt or an equity infusion in the amount of $500,000.00;

          d. Each new infusion of subordinated debt or equity shall be through a subordinated last-out participation in the loans under the Tranche A Loan Agreement which increases the "Borrowing Base" under, and as defined in, the Tranche A Loan Agreement by a like amount. Such participation shall be subordinate in collateral priority and repayment terms to the Obligations, and otherwise on terms and conditions satisfactory to the Lender, in the Lender's sole and exclusive discretion.

                          Satisfaction of Obligations
                          ---------------------------

     7. The Borrower has indicated to the Lender that it intends to satisfy all amounts due under the Loan Arrangement in full through the proceeds of a refinancing loan from a replacement lender, additional infusions of equity, or the sale of the Borrower's assets. In that regard, the Borrower shall, to the extent not otherwise confidential, keep the Lender apprised of all material developments in connection with the Borrower's efforts to consummate the refinancing, the equity infusion, or the sale of assets and provide the Lender with copies of any notices or other communication relating to thereto.

                         Repayment of the Obligations
                         ----------------------------

     8. From and after the execution of this Agreement, the Obligations shall be repaid, as follows:

          a. Monthly Payments. Interest shall continue to accrue on the outstanding principal balance of the Term Note at the rate of Sixteen (16%) percent per annum. Monthly payments of Current Pay Interest shall continue to be made on the Term Note each month:

                    (i)   On the seventh day of January, 2000;

                    (ii)  On the first day of February, 2000;

                    (iii) On the first day of March, 2000; and

                    (iv)  On the first day of April, 2000.

          b. PIK Interest. PIK Interest shall continue to accrue in accordance with the terms of the Loan Agreement;

          c. Termination Date. The entire outstanding balance of the Obligations, including all principal, interest (accrued and hereafter accruing, Current Pay and PIK), other fees, and reasonable and necessary charges, costs, expenses, and costs of collection (including reasonable attorneys' fees), shall be paid in full, if not sooner payable upon the occurrence of a Termination Event (as defined in Paragraph 12, below), on or before 5:00 P.M. Boston time on Friday, April 30, 2000 (hereinafter, the "Termination Date").

                             Alternative Payments
                             --------------------

     9. Notwithstanding the terms and conditions of Paragraph 6(b) (a Working Capital Infusion) or Paragraph 8(a) (Monthly Payments of Current Pay Interest), in the event that the Working Capital Infusion of $500,000.00 due on or about February 15, 2000 has not been received on or before February 21, 2000, then the Borrower shall pay to the Lender $100,000.00 in principal on each of February 21, 2000, March 20, 2000, and April 20, 2000.

          a. If the Borrower makes the foregoing payments, then no Termination Event shall occur as a result of the failure of the Borrower to have complied with the terms of Paragraph 6(b);

          b. The Borrower shall remain obligated to make the monthly payments of Current Pay Interest on March 1, 2000, and April 1, 2000;

                         c. The Borrower shall remain obligated to make the payment of $100,000.00 in principal on March 2000, even if an additional Working Capital Infusion is received in March, 2000.

                       Financial Reporting Requirements
                       --------------------------------

                       10. In addition to any other reporting requirements contained in the Loan Agreement, the Borrower shall use its good faith best efforts to:

                            a. Submit the following information to the Lender by the specified dates and times:

                                (i)  As and when submitted to the Tranche A
                                     Lenders, via telecopier, a copy of the
                                     "Borrowing Base Certificate" provided to the Agent or the Tranche A Lenders;

                                (ii) As and when requested by the Lender, such
                    other and further information that the Lender reasonably may require from time to time.

                            b. Confirm in writing with the submission of each financial report that all of the information contained therein is, to the best of the Borrower's knowledge, true, accurate, and complete.

                            c. Permit the Lender to conduct field audits, appraisals, and examinations of the Borrower's business operations and assets, as and when deemed necessary or appropriate by the Lender. The Borrower shall reimburse the Lender on demand for the reasonable expenses of One (1) of each
               (i) field audit, (ii) appraisal, and (iii) examination.

                       Forbearance by Lender
                       ---------------------

                       11. The Lender shall forbear from enforcing its rights and remedies as a result of the Borrower's defaults, until the earlier of (i) the occurrence of a Termination Event, as defined in Paragraph 12, below, or (ii) the Termination Date.

                            a. In particular, upon the execution of this Agreement and satisfaction of each of the Conditions Precedent set forth in Paragraph 4, above, the Lender shall postpone the hearing in the Civil Action on the Lender's request for injunctive relief, currently scheduled for Tuesday, December 28, 1999 at 2:00 P. M., until on or after January 21, 2000.

                         b. If the Working Capital Infusion due under Paragraph 6(a), above, has been timely received by the Borrower, and so long as no other Termination Event has occurred, then the Lender shall further postpone the hearing in the Civil Action on the Lender's request for injunctive relief until on or after February 2, 2000.

                         c. If the monthly payment of Current Pay Interest due under Paragraph 8(a)(ii), above, has been timely made by the Borrower, and so long as no other Termination Event has occurred, then on or about February 3, 2000, the Lender shall file a notice of voluntary dismissal, without prejudice, in the Civil Action.

                         d. The Lender agrees that the Borrower need not file an Answer to the Lender's Complaint in the Civil Action until Five (5) days after the occurrence of a Termination Event.

                         e. Nothing contained in this Agreement shall constitute a waiver by the Lender of any Event of Default under the Loan Documents, whether now existing or hereafter arising. This Agreement shall only constitute an agreement by the Lender to forbear from enforcing its rights and remedies upon the terms and conditions set forth herein.

                         Termination Events
                         ------------------

                    12. The occurrence of any one or more of the following events shall constitute a termination event (hereinafter, a "Termination Event") under this Agreement:

                         a. The failure of the Borrower to promptly, punctually, or faithfully perform any term or condition of this Agreement (other than under Paragraph 10(a)(i) - - as to which, see Paragraph 12(b), below) as and when due, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

                         b. The failure of the Borrower to have submitted the "Borrowing Base Certificate" required by Paragraph 10(a)(i), above, for Three (3) consecutive days;

                         c. The failure of the Borrower to pay any amount required to be paid to the Lender under this Agreement as and when due, including without limitation, the failure of the Borrower to pay all Obligations in full on or before 5:00 p.m. Boston time on the Termination Date, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

                         d. The commencement of any case under the United States Bankruptcy Code by or against the Borrower;

                         e. The occurrence of any event of default by the Borrower under the Tranche A Forbearance Agreement, through the failure of the Borrower to satisfy the Tranche A "Forbearance Conditions" set forth therein or otherwise, unless the Tranche A Lenders have not acted upon the event of default and are continuing to make loans to the Borrower in accordance with the Tranche A Loan Agreement.

                        Rights Upon Termination
                        -----------------------

                    13.  Upon the occurrence of any Termination Event:

                         a. The agreement of the Lender to forbear as set forth in this Agreement shall automatically terminate and the Lender may immediately commence enforcing its rights and remedies pursuant to the Loan Documents, and otherwise;

                         b. All Obligations shall be immediately due and payable in full, without demand, notice, or protest, all of which are hereby expressly WAIVED; and

                         c. Interest shall thereafter accrue on the unpaid principal balance of the Term Note at the rate of Nineteen (19%) percent per annum.

                           Costs of Collection
                           -------------------

                    14. The Borrower shall reimburse the Lender on demand for any and all reasonable and necessary costs, expenses, and costs of collection (including reasonable attorneys' fees) hereafter incurred by the Lender in connection with the protection, preservation, and enforcement by the Lender of its rights and remedies.


                                    Notices
                                    -------

                    15. Any communication between the Lender and the Borrower shall be forwarded via (i) telecopier or (ii) recognized overnight courier, addressed as follows:

                         If to the Lender:  Back Bay Capital Funding, LLC
                                            40 Broad Street

                                            Boston, Massachusetts 02109
                                            Attention:  Michael Pizette,
Managing Director                           Telecopier No. (617) 434-4312

                         With a copy via telecopier to:

                                            Donald E. Rothman, Esquire
                                            Riemer & Braunstein, LLP
                                            Three Center Plaza
                                            Boston, Massachusetts 02108
                                            Telecopier No. (617) 880-3456

                         If to the Borrower:

                                            Texfi Industries, Inc.
                                            1430 Broadway
                                            New York, New York 10018
                                            Attention: Robert P. Ambrosini
                                            Telecopier No. (212) 930-7208

                         With copies via telecopier to:

                                            James Shein, Esquire
                                            McDermott, Will & Emery
                                            227 West Monroe Street
                                            Chicago, Illinois 60606-5096
                                            Telecopier No. (312) 984-2134

                                            Robert Dehney, Esquire
                                            Morris Nichols, Arsht & Tunnell
                                            1201 North Market Street
                                            P. O. Box 1347
                                            Wilmington, Delaware 19899-1347
                                            Telecopier No. (302) 658-3989

                                    Waivers
                                    -------

                    16. Non-Interference. From and after the occurrence of any Event of Default, the Borrower agrees not to interfere with the exercise by the Lender of any of its rights and remedies. The Borrower further agree that they shall not seek to distrain or otherwise hinder, delay, or impair the Lender's efforts to realize upon the Collateral, or otherwise to enforce its rights and remedies pursuant to the Loan Documents. The provisions of this Paragraph 16 shall be specifically enforceable by the Lender.

                    17. Jury Trial. The Borrower hereby makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Lender, in entering into this Agreement or making any financial accommodations to the Borrower, whether now or in the future, is relying on such a waiver: THE BORROWER HEREBY IRREVOCABLY WAIVES ANY PRESENT OR FUTURE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN THE BORROWER, OR ANY OTHER PERSON, AND THE LENDER.

                               Entire Agreement
                               ----------------

                    18. This Agreement shall be binding upon the Borrower and the Borrower's officers, directors, employees, representatives, successors, and assigns, and shall inure to the benefit of the Lender and the Lender's successors and assigns. This Agreement and all documents, instruments, and agreements executed in connection herewith incorporate all of the discussions and negotiations between the Borrower and the Lender, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement, or any provision of any other document, instrument, or agreement between the Borrower and the Lender shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

                           Construction of Agreement
                           -------------------------

                    19. In connection with the interpretation of this Agreement and all other documents, instruments, and agreements incidental hereto:

                         a. All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts and are intended to take effect as sealed instruments.

                         b. The captions of this Agreement are for convenience purposes only, and shall not be used in construing the intent of the Lender and the Borrower under this Agreement.

                         c. In the event of any inconsistency between the provisions of this Agreement and any other document, instrument, or agreement entered into by and between the Lender and the Borrower, the provisions of this Agreement shall govern and control.

                         d. The Lender and the Borrower have prepared this Agreement and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by the Lender and the Borrower and shall not be construed against either (i) the Lender, or (ii) the Borrower.

                        Illegality or Unenforceability
                        ------------------------------

                    20. Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

                                 Jurisdiction
                                 ------------

                    21. The Borrower and the Lender agree that any legal action, proceeding, case, or controversy with respect to this Agreement and the Obligations or any Loan Document shall be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts and that such Courts shall have exclusive jurisdiction with respect to such action. By execution and delivery of this Agreement, the Borrower and the Lender, for themselves and in respect of their property, accept, submit, and consent generally and unconditionally, to the jurisdiction of the aforesaid courts.

                         a.  The Borrower and the Lender WAIVE personal service
                                                         -----
               of any and all process upon either of them, and irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to them at their address set forth above, such service to become effective five (5) business days after such mailing.

                         b.  The Borrower and the Lender WAIVE any objection
                                                         -----
               based on forum non conveniens and any objection to venue of any action or proceeding instituted under this Agreement or any of the Loan Documents and consent to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

                              Informed Execution
                              ------------------

                    22. The Borrower warrants and represents to the Lender that the Borrower:

                         a. Has read and understands all of the terms and conditions of this Agreement;

                         b. Intends to be bound by the terms and conditions of this Agreement; and

                         c. Is executing this Agreement freely and voluntarily, without duress, after consultation with independent counsel of the Borrower's own selection.

IN WITNESS WHEREOF, this Agreement has been executed this 28 day of December, 1999.


BACK BAY CAPITAL FUNDING, LLC        TEXFI INDUSTRIES, INC.

By: /s/ Michael Pizette              By: /s/ Robert P. Ambrosini
Michael Pizette                      Robert P. Ambrosini
Title: Managing Director             Title: EVP & CFO